                                                                 EXHIBIT 10.1(A)





                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF JULY 20, 2001


                                  BY AND AMONG


                        CAPITOL TRANSAMERICA CORPORATION,


                              ABC ACQUISITION CORP.


                                       AND


                              ALLEGHANY CORPORATION

                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS.......................................................................................       1

   Section 1.1   Definitions................................................................................       1

ARTICLE II THE MERGER.......................................................................................       8

   Section 2.1   The Merger.................................................................................       8
   Section 2.2   Certificate of Incorporation and Bylaws of the Surviving Corporation.......................       8
   Section 2.3   Board of Directors and Officers of the Surviving Corporation...............................       9

ARTICLE III CONVERSION OF SECURITIES AND RELATED MATTERS....................................................       9

   Section 3.1   Conversion of Capital Stock................................................................       9
   Section 3.2   Payment....................................................................................       9
   Section 3.3   Company Stock Options......................................................................      11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................      12

   Section 4.1   Corporate Existence and Power..............................................................      12
   Section 4.2   Corporate Authorization....................................................................      12
   Section 4.3   Governmental Authorization.................................................................      13
   Section 4.4   Non-Contravention..........................................................................      13
   Section 4.5   Capitalization.............................................................................      14
   Section 4.6   Subsidiaries...............................................................................      14
   Section 4.7   The Company SEC Documents..................................................................      16
   Section 4.8   Financial Statements; Reserves.............................................................      16
   Section 4.9   Agents and Producers; Fronting.............................................................      18
   Section 4.10    No Material Undisclosed Liabilities......................................................      19
   Section 4.11    Information to Be Supplied...............................................................      20
   Section 4.12    Absence of Certain Changes...............................................................      20
   Section 4.13    Interests of Directors and Officers......................................................      22
   Section 4.14    Intellectual Property....................................................................      22
   Section 4.15    Contracts................................................................................      23
   Section 4.16    Litigation...............................................................................      25
   Section 4.17    Tax Matters..............................................................................      25
   Section 4.18    Officers, Directors and Key Employees....................................................      27
   Section 4.19    Employees and Employee Benefits..........................................................      28
   Section 4.20    Investment Securities....................................................................      31
   Section 4.21    Compliance with Laws.....................................................................      31
   Section 4.22    Insurance Matters........................................................................      32
   Section 4.23    Directors' and Officers' Insurance Policies..............................................      34
   Section 4.24    Environmental Matters....................................................................      34
   Section 4.25    Title to Property; Leases................................................................      34
   Section 4.26    Real Property............................................................................      34
   Section 4.27    Absence of Bank, Savings and Loan or Investment Company Status...........................      35
   Section 4.28    Insurance Ratings........................................................................      35
   Section 4.29    Operation of OMV Business................................................................      35
   Section 4.30    Aggregate Materiality....................................................................      36
   Section 4.31    Finders' Fees; Opinion of Financial Adviser..............................................      36
   Section 4.32    Required Vote; Board Approval............................................................      36
   Section 4.33    State Takeover Statutes; No Rights Plan..................................................      37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB............................................      38

   Section 5.1   Corporate Existence and Power..............................................................      38
   Section 5.2   Corporate Authorization....................................................................      38
   Section 5.3   Governmental Authorization.................................................................      38
   Section 5.4   Non-Contravention..........................................................................      39
   Section 5.5   Information to Be Supplied.................................................................      39
   Section 5.6   Finders' Fees..............................................................................      39
   Section 5.7   Financing..................................................................................      39
   Section 5.8   Ownership of Company Common Shares.........................................................      40

ARTICLE VI COVENANTS OF THE COMPANY.........................................................................      40

   Section 6.1   The Company Interim Operations.............................................................      40
   Section 6.2   Company Shareholders Meeting...............................................................      42
   Section 6.3   Acquisition Proposals; Board Recommendation................................................      42
   Section 6.4   Certain Litigation.........................................................................      44
   Section 6.5   Certain Tax and Company Employee Plan Matters..............................................      44
   Section 6.6   Control of Operations......................................................................      45

ARTICLE VII OTHER COVENANTS.................................................................................      45

   Section 7.1   Indemnification, Exculpation and Insurance.................................................      45
   Section 7.2   Reasonable Best Efforts....................................................................      46
   Section 7.3   Certain Filings; Cooperation in Receipt of Consents........................................      46
   Section 7.4   Public Announcements.......................................................................      47
   Section 7.5   Access to Information; Notification of Certain Matters.....................................      48
   Section 7.6   Certain Matters............................................................................      49
   Section 7.7   Further Assurances.........................................................................      49

ARTICLE VIII CONDITIONS TO THE MERGER.......................................................................      49

   Section 8.1   Conditions to the Obligations of Each Party................................................      49
   Section 8.2   Conditions to the Obligations of the Company...............................................      49
   Section 8.3   Conditions to the Obligations of Parent and MergerSub......................................      50

ARTICLE IX TERMINATION......................................................................................      52

   Section 9.1   Termination................................................................................      52
   Section 9.2   Effect of Termination......................................................................      53
   Section 9.3   Termination Fee and Expenses...............................................................      54

ARTICLE X MISCELLANEOUS.....................................................................................      55

   Section 10.1    Notices..................................................................................      55
   Section 10.2    Survival of Representations, Warranties and Covenants after the Effective Time...........      56
   Section 10.3    Amendments; No Waivers...................................................................      56
   Section 10.4    Successors and Assigns...................................................................      56
   Section 10.5    Governing Law............................................................................      56
   Section 10.6    Counterparts; Effectiveness; Third Party Beneficiaries...................................      57
   Section 10.7    Jurisdiction.............................................................................      57
   Section 10.8    Waiver of Jury Trial.....................................................................      57
   Section 10.9    Enforcement..............................................................................      57
   Section 10.10   Entire Agreement.........................................................................      58

                             EXHIBITS AND SCHEDULES


EXHIBIT A         Employment Agreement

EXHIBIT B         List of Company SEC Documents

EXHIBIT C         Required Insurance Related Consents and Approvals

EXHIBIT D         Company Interim Operations

EXHIBIT E         Form of Legal Opinion of Counsel to the Company

                          AGREEMENT AND PLAN OF MERGER



                  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July 20, 2001, by and among Capitol Transamerica Corporation, a Wisconsin corporation (the "Company"), ABC Acquisition Corp., a Wisconsin corporation ("MergerSub") (the Company and MergerSub being the constituent corporations in the Merger (as hereinafter defined)), and Alleghany Corporation, a Delaware corporation and the owner of all of the issued and outstanding shares of capital stock of MergerSub ("Parent") (Parent joining as an additional party, not being a constituent corporation in the Merger (as hereinafter defined)).

                                    RECITALS

                  WHEREAS, the respective Boards of Directors of Parent and the Company have determined that a merger between MergerSub and the Company is advisable and in the best interests of their respective companies and shareholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and MergerSub's willingness to enter into this Agreement, the Company and a key employee of the Company (the "Executive") have entered into an Employment Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Employment Agreement"); and

                  WHEREAS, by resolutions duly adopted, the respective Boards of Directors of Parent, MergerSub and the Company have approved and adopted this Agreement and the transactions contemplated hereby.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions.

                  (a) As used herein, the following terms have the following meanings:

                  "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, 20% or more of
(i) any class of equity securities of the Company or (ii) the consolidated assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement.

                  "Actuarial Report" means the Report on Loss and Loss Adjustment Expense Reserves prepared for Capitol Indemnity Corporation by Alan
J. Hapke, FCSA, MAA, doing business as Aspect, Inc., dated April 30, 2001, a true and correct copy of which has been delivered to Parent.

                  "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Company Balance Sheet" means the Company's consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on December 31, 2000.

                  "Company Common Share" means one share of common stock of the Company, $1.00 par value per share.

                  "Company Insurance Policies" means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties and the conduct of their respective businesses.

                  "Company SEC Documents" means the following documents, all as filed with the SEC prior to the date hereof: (i) the annual report on Form 10-K of the Company (the "Company 10-Ks") for the fiscal years ended December 31, 1999 and 2000, (ii) the quarterly report on Form 10-Q of the Company (the "Company 10-Q") for the fiscal quarter ended March 31, 2001, (iii) the Company's proxy statement dated April 6, 2001 relating to the 2001 Annual Meeting of Shareholders (the "Company Proxy Statement"), and (iv) all other reports, filings, registration statements and other documents filed by the Company with the SEC since December 31, 1999.

                  "Contracts" means all contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or binding arrangements.

                  "Employee Program" means "any employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other plan, arrangement or Contract involving direct or indirect compensation, in which any current or former directors, officers, employees, consultants, agents or other independent contractors of the Company or any of its Subsidiaries participate, or to which the Company or any of its Subsidiaries has any liability or under which the Company or any of its Subsidiaries has any present or future obligations or liability on behalf of their respective current or former directors, officers, employees, consultants, agents or other independent contractors or the dependents or beneficiaries of any of the foregoing, including but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan, each other deferred or incentive compensation, bonus, stay bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each employment agreement, stay bonus agreement, severance agreement, change in control agreement or similar agreement, each other plan providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean any entity which has ever been considered a single employer with the Company or any of its Subsidiaries under
Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Governmental Entity" means any Federal, state, municipal or local governmental authority, any foreign or international governmental authority, or any court, administrative or regulatory agency or commission or other governmental agency.

                  "Insurance Contracts" means all Contracts, treaties, policies or other written arrangements to which any of the Company's Subsidiaries is a party or by or to which any of them is bound or subject providing for insurance, ceding or assumptions of reinsurance, excess insurance or retrocessions, including, without limitation, all insurance policies, reinsurance policies, and retrocession agreements, in each case as such Contract, treaty, policy or other written arrangement may have been amended, modified or supplemented, other than the Company Insurance Policies.

                  "knowledge" when used in the phrases "to the knowledge of the Company" or "the Company has no knowledge" or words of similar import shall mean, and shall be limited to, the knowledge of any of Messrs. George Fait, Paul Breitnauer, Joel Fait, Ed Halloran, Robert Miller, Charles Minerman, James Schlacks, James Smirz and Jess Wadle.

                  "Law" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Entities having the effect of law of the United States, any foreign country or any foreign or domestic state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality or any Governmental Entity thereof.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established by the Company), (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, (iii) any lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (iv) such liens, defects of title, easements, restrictive covenants and similar encumbrances or impediments which, individually or in the aggregate, would not be reasonably likely to materially impair or interfere with the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses substantially in the manner as such businesses are now being conducted.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, other than effects caused by or resulting from
(i) changes in general economic conditions, securities markets conditions or interest rate levels, and (ii) in the case of the Company, effects caused by or resulting from actions taken by Parent prior to the date of Closing. "Parent Material Adverse Effect" means a Material Adverse Effect in respect of Parent and its Subsidiaries, taken as a whole, and "Company Material Adverse Effect" means a Material Adverse Effect in respect of the Company and its Subsidiaries, taken as a whole.

                  "Material Contract" means any Contract required to be set forth on Section 4.15 of the Company Disclosure Schedule.

                   "Merger Shares" means each Company Common Share outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b) hereof).

                  "OMV Business" means the senior living facility located in Mankato, Minnesota which is owned and operated by Capitol Indemnity Corporation, a Subsidiary of the Company.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

                  "Proxy Statement" means the proxy statement used for the solicitation of proxies by the Company at the Company Shareholders Meeting, together with any amendments or supplements thereto.

                  "Rating Agency" means either of A.M. Best Company, Inc. or Standard & Poor's Ratings Group.

                  "Retiree" means (i) any retired or former director, officer or employee of the Company or any of its Subsidiaries or (ii) any former consultant, agent or other independent contractor of the Company or any of its Subsidiaries.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Subsidiary", when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

                  "Superior Proposal" means a bona fide written proposal made by a Person other than Parent which is (A) for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, (i) more than fifty percent (50%) of the voting power of the Company Common Shares or (ii) all or substantially all of the consolidated assets of the Company and its Subsidiaries, and (B) otherwise on terms which the Company's Board of Directors determines in good faith (after consultation with its investment advisers and outside legal counsel) would result in a transaction, if consummated, that is more favorable to the Company's shareholders, from a financial point of view (which determination of the Board of Directors shall take into account, among other things, the legal, financial, regulatory and other aspects of the proposal, including conditions to consummation and the identity of the offeror), than the transactions contemplated hereby (after duly considering any revised proposal made by Parent as contemplated by Section 6.3(d) of this Agreement).

                  "Tax" and "Taxes" mean all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes, and all other taxes, levies, fees, imposts, duties and charges of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any Governmental Entity ("Taxing Authority"), including all amounts imposed as a result of being a member of an affiliated or combined group.

                  "Tax Return" means all returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to, and required to be filed or maintained in connection with the calculation, determination, assessment or collection of, any Taxes (including estimated Taxes).

                  (b) Each of the following terms is defined in the Section set forth opposite such term:

                Term                                         Section
                ----                                         -------
Acquisition Proposal                                      Section 1.1(a)
Actuarial Analyses                                        Section 4.8(e)
Actuarial Report                                          Section 1.1(a)
Affiliate                                                 Section 1.1(a)
Agreement                                                 Preamble
Articles of Merger                                        Section 2.1(b)
Broker                                                    Section 4.9(a)
Business Day                                              Section 1.1(a)
Certificate                                               Section 3.2(b)
Closing                                                   Section 2.1(d)
Code                                                      Section 1.1(a)
Company                                                   Preamble
Company 10-Ks                                             Section 1.1(a)
Company 10-Q                                              Section 1.1(a)
Company Assets                                            Section 4.25
Company Audited Financial Statements                      Section 4.8(a)
Company Balance Sheet                                     Section 1.1(a)
Company Common Share                                      Section 1.1(a)
Company Employee Plan                                     Section 4.19(a)
Company GAAP Financial Statements                         Section 4.8(a)
Company Government Approvals                              Section 4.3
Company Insurance Policies                                Section 1.1(a)
Company Insurance Subsidiaries                            Section 4.6(b)
Company Interim Financial Statements                      Section 4.8(a)
Company Material Adverse Effect                           Section 1.1(a)
Company Option                                            Section 3.3(a)
Company Proxy Statement                                   Section 1.1(a)
Company Recommendation                                    Section 6.2
Company SEC Documents                                     Section 1.1(a)
Company Securities                                        Section 4.5(b)
Company Shareholder Approval                              Section 4.32(a)
Company Shareholders Meeting                              Section 6.2
Company Statutory Financial Statements                    Section 4.8(b)
Confidentiality Agreement                                 Section 6.3(a)
Continuation Coverage                                     Section 4.19(g)
Contracts                                                 Section 1.1(a)
Effective Time                                            Section 2.1(b)
Employee Program                                          Section 1.1(a)
Employment Agreement                                      Recitals
End Date                                                  Section 9.1(b)
Environmental Laws                                        Section 4.24(b)
ERISA                                                     Section 1.1(a)

                Term                                         Section
                ----                                         -------
ERISA Affiliate                                           Section 1.1(a)
ESOP                                                      Section 4.19(j)
Exchange Act                                              Section 1.1(a)
Executive                                                 Recitals
Fund                                                      Section 3.2(a)
GAAP                                                      Section 4.8(a)
Governmental Entity                                       Section 1.1(a)
HSR Act                                                   Section 4.3
Indemnified Parties                                       Section 7.1(a)
Insurance Contracts                                       Section 1.1(a)
Intellectual Property                                     Section 4.14(a)
Intellectual Property Rights                              Section 4.14(b)
Investment Securities                                     Section 4.20
knowledge                                                 Section 1.1(a)
Law                                                       Section 1.1(a)
Liabilities                                               Section 4.10
Lien                                                      Section 1.1(a)
Material Adverse Effect                                   Section 1.1(a)
Material Contract                                         Section 1.1(a)
Merger                                                    Section 2.1(a)
Merger Consideration                                      Section 3.1(a)
Merger Shares                                             Section 1.1(a)
MergerSub                                                 Preamble
OMV Business                                              Section 1.1(a)
Original Ratings                                          Section 8.3(i)
Parent                                                    Preamble
Parent Government Approvals                               Section 5.3
Parent Material Adverse Effect                            Section 1.1(a)
Paying Agent                                              Section 3.2(a)
Person                                                    Section 1.1(a)
Proxy Statement                                           Section 1.1(a)
Rating Agency                                             Section 1.1(a)
Real Property                                             Section 4.26
Reinsurance Contracts                                     Section 4.22(c)
Representatives                                           Section 6.3(a)
Retiree                                                   Section 1.1(a)
SEC                                                       Section 1.1(a)
Securities Act                                            Section 1.1(a)
Subsidiary                                                Section 1.1(a)
Superior Proposal                                         Section 1.1(a)
Surviving Corporation                                     Section 2.1(a)
Tax, Taxes                                                Section 1.1(a)
Taxing Authority                                          Section 1.1(a)
Tax Return                                                Section 1.1(a)
Termination Fee                                           Section 9.3(c)

                Term                                         Section
                ----                                         -------
Third-Party Intellectual Property Rights                  Section 4.14(b)
WBCL                                                      Section 2.1(a)


                                   ARTICLE II
                                   THE MERGER

                  Section 2.1 The Merger.

                  (a) At the Effective Time, MergerSub shall be merged (the "Merger") with and into the Company in accordance with the terms and conditions of this Agreement and of the Wisconsin Business Corporation Law (the "WBCL"), and the separate corporate existence of MergerSub shall cease. Following the Effective Time, the Company shall be the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

                  (b) Not later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in
Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), the Company and MergerSub will file articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and make all other filings or recordings required by the WBCL in connection with the Merger. The Merger shall become effective at such date and time (but not later than the close of business of the date of Closing) which the parties hereto shall have agreed upon and designated in the Articles of Merger filed with the Department of Financial Institutions of the State of Wisconsin in accordance with the WBCL as the effective time of the Merger (the "Effective Time").

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of MergerSub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of MergerSub and the Company shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall continue its corporate existence under the WBCL.

                  (d) The closing of the Merger (the "Closing") shall be held at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY (or such other place as agreed by the parties) at 10:00 a.m. New York City time on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), unless the parties hereto agree to another date or time.

                  Section 2.2 Certificate of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  Section 2.3 Board of Directors and Officers of the Surviving Corporation. From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) the directors of MergerSub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Immediately following the Effective Time, the headquarters of the Surviving Corporation shall be located in Madison, Wisconsin.


                                  ARTICLE III
                  CONVERSION OF SECURITIES AND RELATED MATTERS

                  Section 3.1 Conversion of Capital Stock.

                  (a) At the Effective Time, by virtue of the Merger, each Merger Share shall be cancelled and extinguished and converted into the right to receive $16.50 in cash, without interest (the "Merger Consideration").

                  (b) At the Effective Time, each Company Common Share held by the Company or any of its Subsidiaries, or owned by Parent or any of its Subsidiaries, immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                  (c) At the Effective Time, each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 3.2 Payment.

                  (a) Paying Agent. Promptly after the date hereof, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company as a paying agent (the "Paying Agent") for the benefit of holders of Company Common Shares. At or immediately prior to the Effective Time, Parent shall provide to the Paying Agent, for payment in accordance with this Section 3.2, through the Paying Agent, cash in an amount equal to (1) (x) the Merger Consideration multiplied by (y) the number of Merger Shares (such cash being hereinafter referred to as the "Fund"). The Paying Agent shall, pursuant to irrevocable instructions in accordance with this Article III, deliver to the holders of Company Common Shares and Company Options the cash contemplated to be issued pursuant to this Article III out of the Fund. Except as contemplated by this Section 3.2, the Fund shall not be used for any other purpose. Such funds shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of the Company Common Shares. If for any reason (including losses) the Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Shares and Company Options shall be entitled, Parent shall in any event remain liable to pay such amounts to such holders, and shall make available to the Paying Agent additional funds for the payment thereof. The Fund shall not be used for any purpose, except as expressly provided in this Agreement.

                  (b) Payment Procedures. As promptly as practicable after the Effective Time, Parent shall send, or will cause the Paying Agent to send, to each holder of record of a certificate or certificates (each, a "Certificate") that formerly represented outstanding Company Common Shares that were converted into the right to receive Merger Consideration pursuant to Section 3.1, a letter of transmittal and instructions (which shall be in customary form reasonably approved by the Company prior to the Effective Time and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent) for use in the exchange for payment contemplated by this Section 3.2. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article III (after giving effect to any required withholding
Tax). In no event will holders of Company Common Shares be entitled to interest on the Merger Consideration. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, as contemplated by this Article III.

                  (c) No Further Ownership Rights in the Company Common Shares. As of the Effective Time, all Company Common Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the Merger Consideration. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company's stock transfer books of Company

Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for payment as provided in this
Section 3.2.

                  (d) Return of Merger Consideration. Upon demand by Parent, the Paying Agent shall deliver to Parent any portion of the Fund deposited with the Paying Agent that remains undistributed to holders of Company Common Shares six months after the Effective Time. Holders of Certificates who have not complied with this Section 3.2 prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration.

                  (e) No Liability. Neither Parent nor the Paying Agent shall be liable to any Person in respect of any Company Common Shares for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (f) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Consideration payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign income Tax Law. To the extent that Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by Parent.

                  Section 3.3 Company Stock Options.

                  (a) Subject to the last sentence of Section 3.3(b) below, at the Effective Time, each outstanding option to purchase Company Common Shares (each, a "Company Option") shall entitle the holder to receive in settlement and cancellation thereof a lump sum cash payment equal to (x) the product of (i) the total number of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess of the Merger Consideration over the exercise price per Company Common Share subject to such Company Option, less
(y) the amount of any Federal, state and local and foreign income and employment Taxes required to be deducted and withheld by the Company and/or any Subsidiary from, or with respect to, the exercise of the Company Option.

                  (b) Prior to the Effective Time, the Company and Parent shall take all actions (including, if appropriate, amending the terms of the Company's stock option plan and other compensation plans or any Employee Program) that are necessary to give effect to the transactions contemplated by Section 3.3(a).
Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Options, including the holder, number of Company Common Shares subject to each such Company Option and exercise price per Company Common Share. Without limitation of the foregoing, the Company agrees to use its reasonable best efforts (i) to enter into with each holder of an outstanding Company Option an amendment of the terms of the agreement pursuant to which such Company Option was granted, which amendment shall be in a form satisfactory to Parent and shall provide for the disposition of the Company Option as contemplated by Section 3.3(a), and (ii) to obtain the consent of each holder of an outstanding Company Option to such amendment. It shall be a condition to the payment to any holder of a Company Option of the amounts contemplated by Section 3.3(a) that such holder consent to the amendment of the terms of the agreement pursuant to which such Company Option was granted as contemplated by this
Section 3.3(b).


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except (i) as disclosed in the Company Disclosure Schedule attached hereto, which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates and (ii) as specifically disclosed in the Company SEC Documents filed with the SEC prior to the date hereof and listed on Exhibit B hereto, the Company represents and warrants to Parent and MergerSub that:

                  Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wisconsin, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule sets forth a true and complete copy of each of the articles of incorporation and bylaws of the Company as currently in effect.

                  Section 4.2 Corporate Authorization. The Company has full corporate power and authority to enter into this Agreement and, except for the Company Shareholder Approval (as hereinafter defined) in connection with the consummation of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and, except for the Company Shareholder Approval in connection with the consummation of the Merger, the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Articles of Merger in accordance with the WBCL; (ii) compliance with any applicable requirements of the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Exchange Act; (iv) the filing of the applications and notices with applicable Commissioners of Insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder, in each case as listed on Exhibit C hereto, and (v) all other consents, approvals, actions, orders, authorizations, registrations, declarations and filings except for those the failure of which to be obtained or made would not be reasonably likely, individually or in the aggregate, to materially impair or interfere with the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses substantially in the manner as such businesses are now being conducted or otherwise have a Company Material Adverse Effect (collectively, the "Company Government Approvals"); provided, however, that no representation is made with respect to any of the foregoing that Parent, MergerSub or the Company may be required to obtain because of its specific legal or regulatory status or any other facts that specifically relate to Parent or MergerSub or any business in which they engage.

                  Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (iii) constitute a breach or default (or an event which, with notice or lapse of time, or both, would constitute a breach or default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit or status to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than, in the case of each of clauses (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, (x) be reasonably likely to have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  Section 4.5 Capitalization.

                  (a) The authorized capital stock of the Company consists of 15,000,000 Company Common Shares. As of the close of business on June 25, 2001, there were (i) 10,950,403 Company Common Shares issued and outstanding, (ii) 232,755 Company Common Shares held by the Company in its treasury, (iii) 377,812 Company Common Shares held by the Subsidiaries of the Company, and (iv) outstanding stock options to purchase an aggregate of up to 235,449 Company Common Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable (subject to the provisions of Wis. Stats. Sec. 180.0622(2)(b) or any other statutes imposing liability for unpaid wages). Neither the

Company nor any of its Subsidiaries has any liability for unpaid wages except for wages due for the current payroll cycle.

                  (b) Except (i) as set forth in this Section 4.5 and (ii) for changes since May 31, 2001 resulting from the exercise of stock options, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (z) options, warrants or other rights of any kind (including, without limitation, preemptive rights or subscription rights) to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

                  Section 4.6 Subsidiaries.

                  (a) Section 4.6(a) of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company. Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, has the requisite corporate power and authority required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Section 4.6(a) of the Company Disclosure Schedule sets forth (i) true and complete copies of the articles of incorporation and bylaws (or other comparable organizational documents) of each of the Subsidiaries of the Company as currently in effect and
(ii) a true and correct list of the current officers and directors of each of the Subsidiaries of the Company.

                  (b) The Company conducts its insurance operations through the Subsidiaries listed in Section 4.6(b) of the Company Disclosure Schedule (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized, or otherwise eligible to act, as an insurance company in each other jurisdiction where it is required to be so licensed, authorized or eligible, and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company Statutory Financial Statements (as hereinafter defined).
Section 4.6(b) of the Company Disclosure Schedule sets forth a true and complete list of the insurance licenses, authorizations and other approvals of the Company and each of the Company Insurance Subsidiaries (including the jurisdictions in which the Company and each of such Company Insurance Subsidiaries possess such insurance licenses, authorizations or other approvals), together with true and correct copies of such licenses. To the knowledge of the Company, neither the Company nor any of the Company

Insurance Subsidiaries is improperly transacting any insurance or reinsurance business in any jurisdiction in which it is not authorized or permitted to transact such business. All of the licenses and authorizations set forth on
Section 4.6(b) of the Company Disclosure Schedule are valid and in full force and effect. None of the Company Insurance Subsidiaries has at any time after January 1, 1991 had its license or qualification to conduct insurance business in any jurisdiction revoked or suspended and, to the knowledge of the Company,
(i) none of the Company Insurance Subsidiaries has at any time prior to January 1, 1991 had its license or qualification to conduct insurance business in any jurisdiction revoked or suspended and (ii) no proceeding is pending in any jurisdiction with a review to revocation or suspension of such license or qualification. To the knowledge of the Company, since January 1, 1991, none of the Company Insurance Subsidiaries has been involved in a proceeding in any such jurisdiction with a view to revocation or suspension of any such license. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. None of the Company Insurance Subsidiaries is commercially domiciled for insurance regulatory purposes in any jurisdiction.

                  (c) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (subject to the provisions of Wis. Stats. Sec. 180.0622(2)(b), Wis. Stats. Sec. 611.33(1)(d) or any other statutes imposing liability for unpaid wages), and are owned, directly or indirectly, by the Company or one of its Subsidiaries, free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights of any kind (including, without limitation, preemptive rights or subscription rights) to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries. Except for the Investment Securities (as hereinafter defined), the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity other than the Subsidiaries.

                  Section 4.7 The Company SEC Documents.

                  (a) The Company has delivered or made available to Parent copies of the Company SEC Documents listed on Exhibit B hereto. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1998. No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC.

                  (b) As of their respective filing dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

                  (c) (i) No Company SEC Document filed pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) no Company SEC Document filed pursuant to the Securities Act, as amended or supplemented, if applicable, contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  Section 4.8 Financial Statements; Reserves.

                  (a) The audited consolidated financial statements included in the Company 10-Ks (the "Company Audited Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved (except as may be indicated in the notes thereto regarding the adoption of new accounting policies). The Company Audited Financial Statements have been audited by Ernst & Young LLP, and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the respective periods then ended. The unaudited consolidated interim financial statements included in the Company 10-Q (the "Company Interim Financial Statements", and together with the Company Audited Financial Statements, the "Company GAAP Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with that employed in the Company Audited Financial Statements. The Company Interim Financial Statements contain limited footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise present fairly in all material respects the consolidated financial condition and consolidated results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein.

                  (b) The Company has delivered or made available to Parent true and complete copies of the NAIC Annual Convention Statement for the years ended December 31, 1998, 1999 and 2000 and the Quarterly Convention Statement for the quarterly period ended March 31, 2001 of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company Statutory Financial Statements"). Except as expressly set forth in the notes, exhibits or schedules thereto, the Company Statutory Financial Statements fairly present in all material respects, in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority applied on a consistent basis, the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the statutory results of operations of such Subsidiaries for the respective periods then ended. The Company Statutory Financial Statements complied in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Company Statutory Financial Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company Statutory Financial Statements have been audited by Ernst & Young LLP, and the Company has delivered to Parent true and complete copies of all audit opinions related thereto.

                  (c) The Company's methodology for providing insurance loss reserves on the Company GAAP Financial Statements and on the Company Statutory Financial Statements is accurately described in the Actuarial Report.

                  (d) (i) The reserves carried on the Company Statutory Financial Statements of each Company Insurance Subsidiary for the year ended December 31, 2000 and the three-month period ended March 31, 2001 for unearned premiums, losses, loss adjustment expenses, claims and similar purposes (including claims litigation) are in compliance with the requirements for reserves established by the insurance departments of the jurisdiction of domicile of such Company Insurance Subsidiary, were determined in accordance with commonly accepted actuarial standards of practice and principles consistently applied, were based on actuarial assumptions that were in accordance with or stronger than those called for in relevant policy and Contract provisions, and are fairly stated in accordance with commonly accepted actuarial and statutory accounting principles; (ii) to the knowledge of the Company, as of the dates of submission of the Company Statutory Financial Statements for the year ended December 31, 2000 and for the three-month period ended March 31, 2001, the reserves reflected thereon were in the aggregate adequate to cover the total amount of all liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company Statutory Financial Statements, and as of such dates the admitted assets of the Company and each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws; and
(iii) there are no agreements to which any Company Insurance Subsidiary is a party concerning the maintenance of any reserves by any of the Company Insurance Subsidiaries that go beyond normal legal requirements of Law.

                  (e) The Company has delivered or made available to Parent true and complete copies of all actuarial reports, actuarial certificates and loss and loss adjustment expense reserve reports prepared and signed by Alan J. Hapke, FCSA, MAA, doing business as Aspect, Inc., and any other report prepared by any third-party actuarial consultant on behalf of or made available to the Company or any of its Affiliates, in each case relating to the adequacy of the reserves of any of the Company Insurance Subsidiaries for any period ended on or after December 31, 1996 (the "Actuarial Analyses"). To the knowledge of the Company the information and data furnished by the Company or any of the Company Insurance Subsidiaries to its independent actuaries in connection with the preparation of the Actuarial Analyses were accurate and complete in all material respects as of their respective dates of delivery.

                  Section 4.9 Agents and Producers; Fronting.

                  (a) Section 4.9(a) of the Company Disclosure Schedule sets forth each Contract with any agent, broker, intermediary, manager or producer ("Broker") to place or sell any insurance or reinsurance policies on behalf of any Company Insurance Subsidiary since January 1, 1999. Except as set forth on
Section 4.9(a) of the Company Disclosure Schedule, no single Broker generated more than 5% of the aggregate gross written premium of the Company Insurance Subsidiaries during each of the years ended December 31, 1999 or December 31, 2000. To the knowledge of the Company, each Broker with more than 1% of the aggregate gross written premium of the Company Insurance Subsidiaries during the year ended December 31, 2000 is duly licensed (to the extent that such licenses are required) in each jurisdiction in which the Broker places or sells insurance or reinsurance on behalf of the Company Insurance Subsidiaries, and to the knowledge of the Company, each such Broker is duly authorized and appointed by the applicable Company Insurance Subsidiary pursuant to applicable insurance and reinsurance Laws in all material respects. To the knowledge of the Company, all Contracts between any Broker, on the one hand, and any Company Insurance Subsidiary, on the other hand, are in compliance with all applicable insurance and reinsurance Laws. Section 4.9(a) of the Company Disclosure Schedule sets forth the Company's procedures for handling disciplinary actions or proceedings involving Brokers. To the knowledge of the Company, no Broker or Brokers who individually accounted for more than 1% of the aggregate gross written premiums of the Company and its Subsidiaries during the year ended December 31, 2000, or in the aggregate accounted for more than 10% of the aggregate gross premium during the year ended December 31, 2000, have given or been given written notice of termination or, to the knowledge of the Company, threatened or been threatened with termination, or threatened or been threatened with a substantial reduction in the amount of premiums to be written by such Person on behalf of the Company Insurance Subsidiaries. There is no dispute material to the Company pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Broker.

                  (b) Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the pools and fronting agreements, Contracts or other instruments providing for insurance services (excluding Insurance Contracts entered into in the ordinary course of business) to which any Company Insurance Subsidiary has been a party since January 1, 1996, all of which either (i) have been terminated prior to the date hereof or (ii) may be terminated at the option of the Surviving Corporation on or after the date of the Effective Time without the payment of any penalty.

                  (c) Neither the Company nor any of its Subsidiaries has any managing general agency Contracts or other similar arrangements under which an independent party has authority to perform underwriting analysis and issue insurance or reinsurance policies on behalf of any of the Company Insurance Subsidiaries or otherwise bind any of the Company Insurance Subsidiaries without prior approval of the individual insurance or reinsurance policy by the applicable Company Insurance Subsidiary.

                  Section 4.10 No Material Undisclosed Liabilities. (i) There are no liabilities or obligations of the Company or of any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise ("Liabilities") that would be required by GAAP to be and were not reflected on or reserved against in the Company Balance Sheet or disclosed in the notes thereto, and (ii) to the knowledge of the Company, neither the Company nor any Subsidiary of the Company had any such Liabilities whether or not required by GAAP to be reflected or reserved against in the Company Balance Sheet, other than in the case of clauses (i) and (ii),
(w) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto; (x) liabilities or obligations incurred or arising after December 31, 2000 and disclosed in the Company 10-Q or provided for in the Company balance sheet (or notes thereto) included in the Company 10-Q; (y) liabilities or obligations arising pursuant to Insurance Contracts entered into after December 31, 2000 in the ordinary course of business consistent with past practice; and (z) other liabilities or obligations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate any of the transactions contemplated by this Agreement.

                  Section 4.11 Information to Be Supplied.

                  (a) The Proxy Statement, at the time of the mailing thereof and at the time of the Company Shareholders Meeting (as hereinafter defined), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and all SEC regulations and with the WBCL.

                  (b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Parent expressly for use therein.

                  Section 4.12 Absence of Certain Changes. Since December 31, 2000, except as (i) disclosed in (x) the Company 10-K for the year ended December 31, 2000 included in the Company SEC Documents or provided for in the financial statements (or notes thereto) included therein or (y) the Company 10-Q included in the Company SEC Documents or provided for in the financial statements (or notes thereto) included therein, or (ii) set forth on Section
4.12 of the Company Disclosure Schedule, the Company and its Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice, and since such date there has not been any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect. Since December 31,

2000, neither the Company nor any of its Subsidiaries has:

                  (a) changed (x) any accounting principles and methods from those in effect at December 31, 2000, except as required by changes in GAAP or statutory accounting practices prescribed by applicable insurance regulatory authorities, (y) any material policies or practices relating to underwriting, establishment of reserves, investment or claims adjustment or (z) the Company's fiscal year;

                  (b) made, modified or revoked any Tax election or entered into any settlement or compromise of any Tax liability that in either case is material to the business of the Company and its Subsidiaries, taken as a whole;

                  (c) paid, discharged, settled or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (x) for claims, liabilities or obligations not in excess of $500,000 individually or $1 million in the aggregate, (y) an insurance claim arising in the ordinary course of business, and (z) ordinary course repayment of indebtedness or payment of contractual obligations when due;

                  (d) incurred any capital expenditures or any obligations or liabilities in respect thereof involving expenditures or proceeds in an amount, individually or in the aggregate, in excess of $1 million;

                  (e) except for acquisitions in the ordinary course of the investment activities of the Company and its Subsidiaries consistent with past practice that did not exceed $1 million, acquired (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets of or equity interests in any Person;

                  (f) incurred any indebtedness for borrowed money, obligations under capital leases or obligations to pay the deferred purchase price of property or services, or guaranteed any such indebtedness or obligation or issued or sold any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guaranteed any debt securities of others or requested any advances in respect of, or made any drawdowns on, any existing indebtedness which indebtedness incurred, obligations, advances or drawdowns exceeded $500,000 individually or $2 million in the aggregate;

                  (g) made any material changes in its indemnity, underwriting, reinsurance, marketing, investment or claims adjusting, settlement, processing or payment policies and practices or the lines of business in which it engages, or types of risks it underwrites, or the geographic areas in which it conducts business;

                  (h) suffered any physical damage, destruction or casualty loss, whether covered by insurance or not, affecting any of the Real Property, Company Assets, Intellectual Property or other property of the Company, which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

                  (i) forgiven or permitted any cancellation of any material claim, debt or account receivable, or effected the release of any material right or claim, except in the ordinary course of business consistent with past practice in the settlement of claims arising under Insurance Contracts;

                  (j) directly or indirectly made any payment, discharge or satisfaction of any liability or obligation before the same became due in accordance with its terms, other than in the ordinary course of business consistent with past practice, or as fully reflected or reserved against in the Company GAAP Financial Statements and the Company Statutory Financial Statements;

                  (k) made any revaluation of any assets or properties or write-down or write-off of the value of any assets or properties or change in the basis of valuation thereof (including, without limitation, any receivables) in an amount in excess of $250,000 individually or $500,000 in the aggregate;

                  (l) entered into any joint venture or partnership arrangement with any Person;

                  (m) accelerated the collection, or sale to third parties, of any material amounts of receivables, or delayed the payment of any material amounts of payables, other than in the ordinary course of business consistent with past practice, or as fully reflected or reserved against in the Company GAAP Financial Statements and the Company Statutory Financial Statements;

                  (n) entered into any Contract to do any of the foregoing;

                  (o) purchased any Company Common Shares, in open market purchases, privately negotiated purchases or otherwise; or

                  (p) taken any other action described in Section 6.1 of this Agreement.

                  Section 4.13 Interests of Directors and Officers. Neither (i) any officer or director of the Company or any officer or director of an Affiliate of the Company (including any of its Subsidiaries) nor, to the knowledge of the Company, any member of any such Person's immediate family or any entity controlled by one or more of the foregoing, nor (ii) any Affiliate of the Company (excluding Subsidiaries): (A) is a party to any transaction with the Company or any of its Subsidiaries, including, without limitation, any Contract, commitment or understanding (other than (A) any Insurance Contract entered into in the ordinary course of business, and (B) any arrangement not subject to written agreement and terminable by the Surviving Corporation at any time involving payment of not more than $1,500 annually) (x) providing for the furnishing of services (except in such Person's capacity as an officer or director) by, (y) providing for the rental, lease or license of Real Property, Company Assets, Intellectual Property or other property from, or (z) otherwise requiring payments to (other than for services as officers or directors), or from, any such Person; (B) to the knowledge of the Company, owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, Broker or customer of the Company or any of its Subsidiaries; (C) owns, directly or indirectly, in whole or in part, any Real Property, Company Assets, Intellectual Property or other property that the Company or any of its Subsidiaries uses in the conduct of its business; or
(D) has any claim whatsoever against, or owes any amounts to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business, including, without limitation, such as for accrued vacation pay or accrued benefits under Company Employee Plans.

                  Section 4.14 Intellectual Property.

                  (a) The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any application therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials (collectively, the "Intellectual Property") that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect. All patents, trademarks, trade names, service marks and copyrights owned by the Company or one of its Subsidiaries are valid, except for any such items the absence of which would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect.

                  (b) Except as would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect:

                  (i) neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, or copyrights ("Third-Party Intellectual Property Rights"); and

                  (ii) no claims with respect to (A) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Intellectual Property Rights"); (B) any trade secret material to the Company or any of its Subsidiaries; or (C) Third-Party Intellectual Property Rights, are pending or, to the knowledge of the Company, threatened by any Person.

                  Section 4.15 Contracts.

                  (a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all of the following Contracts (excluding Insurance Contracts and Contracts which are the subject of Section 4.9) to which the Company or any of its

Subsidiaries is a party or by or to which any of them or their assets or properties are bound or subject, as each such Contract may have been amended, modified or supplemented:

                  (i) material partnership or joint venture Contracts;

                  (ii) Contracts limiting the freedom or ability of the Company or any of its Subsidiaries to engage in any line of business, engage in business in any geographical area or compete with any other Person;

                  (iii) Contracts in any individual case involving amounts in excess of $100,000 relating to the borrowing of money, or the direct or indirect guaranty of any obligation for borrowed money, or Contracts to service the repayment of borrowed money or any other obligation or liability in respect of indebtedness for borrowed money of any other Person, including, without limitation, any Contract relating to (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other Person outside the ordinary course of business, (D) the payment for property, products or services that are not conveyed, delivered or rendered to any such party or (E) any obligation to keep-well, make-whole or maintain working capital or earnings or perform similar requirements;

                  (iv) lease, sublease, rental, licensing, use or similar Contracts with respect to personal property providing for annual rental, license, or use payments in any individual case in excess of $100,000 or the guaranty of any such lease, sublease, rental or other Contracts;

                  (v) Contracts (A) outside the ordinary course of business for the purchase, acquisition, sale or disposition of any assets or properties or (B) for the grant to any Person (excluding the Company or its Subsidiaries) of any option or preferential rights to purchase any assets or properties;

                  (vi) employment Contracts with any current or former officer, director or employee providing in any individual case for compensation of $50,000 or more per annum (the name, position or capacity and rate of compensation of each such Person and the expiration date of each such Contract being accurately set forth in Section 4.15(a) of the Company Disclosure Schedule);

                  (vii) Contracts (other than employment Contracts and other than Employee Programs) with any current or former officer, director, any Person known by the Company to be a beneficial owner of 5% or more of the outstanding shares of Company Common Stock, employee or consultant, or, to the knowledge of the Company, with an entity in which any of the foregoing is a controlling person;

                  (viii) Contracts pursuant to which in any individual case there is either a current or future obligation of the Company or any of its Subsidiaries to make payments of more than $100,000 annually (other than Contracts relating to investments in the ordinary course of business and other than leases of real property);

                  (ix) Contracts under which the Company or any of its Subsidiaries agrees to indemnify any Person or to share Tax liability of any Person (other than commercial contracts entered into in the ordinary course of business consistent with past practice which include incidental indemnification obligations on the part of the Company or one of its Subsidiaries); and

                  (x) any other Contract material to the business of the Company or any of its Subsidiaries (for purposes of this clause (x), a Contract shall be deemed to be material if it would be required to be filed as an exhibit to a report filed by the Company with the SEC pursuant to
         Item 601 of Regulation S-K promulgated by the SEC).

                  (b) The Company has heretofore delivered or made available to the Parent true and complete copies of all of the Material Contracts set forth in Section 4.15(a) of the Company Disclosure Schedule. Each of the Material Contracts is a valid and binding obligation of the Company and the Subsidiaries party thereto and, to the knowledge of the Company, is a valid and binding obligation of any other Person party thereto, and is in full force and effect enforceable against the parties thereto in accordance with its terms. Except as specified in Section 4.15(a) of the Company Disclosure Schedule, (i) none of the Company or any of its Subsidiaries is in breach or violation of, or default under, any of the Material Contracts, except for such breaches, violations and defaults as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (ii) no consent by the other Person party to any of such Material Contracts to the transfer of such Material Contracts from the Company to the Surviving Corporation by operation of Law as a result of the Merger is required.

                  Section 4.16 Litigation. There is no action, suit, investigation, claim, arbitration or proceeding pending, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity other than (i) actions, suits, claims or proceedings arising in the ordinary course of business which, if determined adversely to the Company or such Subsidiary, would not to the Company's knowledge be reasonably expected to involve payment by the Company or such Subsidiary of an amount in excess of $50,000 (determined on an individual basis); and (ii) actions, suits, claims or proceedings arising out of, or based upon, Insurance Contracts which neither (x) would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect nor (y) assert a cause of action based upon action allegedly taken in bad faith by the Company or by any of the Company Insurance Subsidiaries or, to the knowledge of the Company, by any agent or broker acting on behalf of the Company or any of the Company Insurance Subsidiaries. There is no action, suit, investigation, arbitration or proceeding pending or, to the knowledge of the Company, threatened against any current or former officer or director of the Company or any of its Subsidiaries, or against any other person whom the Company or any of its Subsidiaries has agreed to indemnify, concerning such person's conduct as a director, officer or employee of, or other activity in connection with, the Company or any of its Subsidiaries. There is no outstanding order, writ, judgment, injunction, fine, award, determination or decree of any court, other Governmental Entity or arbitrator against the Company or any of its Subsidiaries or any of their respective assets or properties which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.17 Tax Matters.

                  (a) The Company is the common parent of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) eligible to file consolidated Federal income Tax Returns, of which the Company and each of the Subsidiaries is a member. For all periods for which the relevant statutes of limitations have not expired, the Company has included (or, with respect to the taxable year ending on the Effective Time, will include) each of its Subsidiaries in its consolidated Federal income Tax Return as a member of the affiliated group of which the Company is the common parent.

                  (b) (i) For all periods for which the relevant statutes of limitation have not expired, the Company and each of the Subsidiaries have filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company or any of its Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid;

                  (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing;

                  (iii) all Taxes relating to periods for which the relevant statutes of limitation have not expired owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) if required to have been paid, have been paid (except for Taxes which are being contested in good faith and for which adequate reserves have been provided on the Company GAAP Financial Statements);

                  (iv) neither the Company nor any of its Subsidiaries has (or will have) any liability under Treasury Regulations Section 1.1502.6 (or analogous state, local or foreign provisions) by virtue of having been a member of any "affiliated group" or other group filing on a consolidated, combined or unitary basis (other than a group including only the Company and the Subsidiaries as members) for any taxable periods for which the relevant statutes of limitation have not expired ending on or before the Effective Time;

                  (v) to the knowledge of the Company, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax or assessment, nor is any claim for additional Tax or assessment being asserted by any Taxing Authority;

                  (vi) since January 1, 1991, no claim has been threatened or made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction;

                  (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any material Tax Returns;

                  (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries and no power of attorney granted by or with respect to the Company or any Subsidiary for Taxes is currently in force; moreover, no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary;

                  (ix) no property of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

                  (x) neither the Company nor any of its Subsidiaries is a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954;

                  (xi) no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19) exists with respect to the Company or any of its Subsidiaries;

                  (xii) neither the Company nor any of its Subsidiaries has filed any agreement or consent under Section 341(f) of the Code;

                  (xiii) neither the Company nor any of its Subsidiaries is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlement to refunds or similar Tax matters;

                  (xiv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of its Subsidiaries;

                  (xv) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
         Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code;

                  (xvi) to the knowledge of the Company, the Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person;

                  (xvii) neither the Company nor any Subsidiary has, or will have, on or before the Effective Time, any liability for Taxes resulting from an acceleration of an "intercompany transaction" within the meaning of Treasury Regulation Section 1.1502-13(d) (or any analogous or similar provision under state, local of foreign law or any predecessor provision or regulation);

                  (xviii) no Subsidiary is a passive foreign investment company within the meaning of Section 1297 of the Code; and

                  (xix) no Subsidiary is a controlled foreign corporation within the meaning of Section 957 of the Code.

                  Section 4.18 Officers, Directors and Key Employees. Section
4.18 of the Company Disclosure Schedule sets forth (i) the name, title and total compensation (payable by the Company or any of its Subsidiaries) of each officer and director of the Company and the Subsidiaries and of each other employee and consultant of the Company and the Subsidiaries whose total compensation (so payable and including bonuses and commissions) for the year ended December 31, 2000 equaled or exceeded $60,000 or who will receive compensation (including bonuses and commissions) for the year ending December 31, 2001 equal to or in excess of $60,000, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 2000, and any accrual for such bonuses and incentive compensation, and (iii) all Contracts or commitments by the Company or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment of any of their respective officers or directors, or other employees or consultants of the Company and the Subsidiaries whose total compensation (including bonuses and commissions) exceeds $60,000 per annum.

                  Section 4.19 Employees and Employee Benefits.

                  (a) Section 4.19(a) of the Company Disclosure Schedule sets forth an accurate, correct and complete list of every Employee Program existing at the date hereof or within the five-year period prior thereto, maintained, administered or contributed to by the Company or any of its Subsidiaries, or with respect to which an obligation of the Company or any of its Subsidiaries to make any contribution exists (except that employment Contracts set forth on Section 4.15(a) of the Company Disclosure Schedule need not be included on
Section 4.19(a) of the Company Disclosure Schedule). Any Employee Program listed in Section 4.15(a) or Section 4.19(a) of the Company Disclosure Schedule is referred to below as a "Company Employee Plan."

                  (b) The Company has made available to Parent with respect to each Company Employee Plan accurate and complete copies of (i) all written documents comprising such Company Employee Plan (including amendments, individual agreements, service agreements, trusts and other funding agreements) or, in the absence of any such written documents, a written description of such Company Employee Plan, (ii) the three most recent annual returns in the Federal Form 5500 series (including all schedules thereto), if any, filed with respect to such Company Employee Plan, (iii) the most recent audited financial statements and actuarial reports, if any, pertaining to such Company Employee Plan, (iv) the summary plan description currently in effect and all material modifications thereto, if any, for such Company Employee Plan, (v) any employee handbook which includes a description of such Company Employee Plan,
(vi) the most recent Internal Revenue Service determination letter, if any, for such Company Employee Plan, and (vii) any other written communications to any employee or employees, or to any other individual or individuals, to the extent that the provisions of such Company Employee Plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (b).

                  (c) To the knowledge of the Company, each Company Employee Plan which is (or ever was) intended to qualify under Section 401(a) of the Code is so qualified (or, if applicable, was so qualified upon its termination). Each such Company Employee Plan has received a determination letter from the Internal Revenue Service which states that such plan is so qualified, and on which the Company and its Subsidiaries may currently rely.

                  (d) Each Company Employee Plan has been maintained in all material respects in accordance with its terms and with all applicable laws, and no failure to so maintain any Company Employee Plan will result from the completion of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event or events). Neither the Company nor any of its Subsidiaries has any unsatisfied material liability, or any unpaid material fine, penalty or Tax, with respect to any Company Employee Plan or any other Employee Program. There has been no "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code), or any breach of any duty under ERISA, any other applicable law or any agreement, with respect to any Company Employee Plan which could subject the Company or any of its Subsidiaries to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, Taxes or any other loss or expense. The Company and each of its Subsidiaries has made full and timely payment of all contributions required to be made by it to each Company Employee Plan by the terms of such plan or under the applicable law. There have been no material violations of any reporting or disclosure requirements under ERISA or the Code with respect to any Company Employee Plan, including any requirement to file an annual return.

                  (e) No litigation or claim (other than routine claims for benefits), and no governmental administrative proceeding, audit or investigation, is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan.

                  (f) No Employee Program which has ever been maintained, administered or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries has ever had any obligation to make a contribution, is or ever was (i) a "multiemployer plan", as defined in Section 3(37) of ERISA, a "multiple employer plan", as described in Section 413(c) of the Code or a "multiple employer welfare arrangement", as defined in Section 3(40) of ERISA, (ii) subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, (iii) subject to Title IV of ERISA, (iv) an unfunded plan of deferred compensation, (v) a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, or (vi) maintained outside of the United States.

                  (g) All health and medical benefit coverage, and all death benefit coverage, under each Company Employee Plan is provided solely through insurance. No Company Employee Plan provides health or medical coverage, life insurance coverage, or coverage for any other welfare benefit to any Retiree, except for continuation coverage required by Section 4980B of the Code or Sections 601 to 608 of ERISA ("Continuation Coverage"). Any Continuation Coverage provided under any Company Employee Plan is paid for solely by the individual receiving such coverage. Neither the Company nor any of its Subsidiaries has any liability, with respect to any Company Employee Plan which is funded wholly or partly through an insurance policy, in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability arising from any event occurring on or before the Closing.

                  (h) No employee of the Company or any of its Subsidiaries, or any other individual, shall accrue or receive additional benefits, additional credit for service, accelerated vesting or accelerated rights to payment of any benefit under any Company Employee Plan, or become entitled to any severance, termination allowance or similar payments or to the forgiveness of any indebtedness, as a result of the execution and delivery of, or the transactions contemplated by, this Agreement (either alone or upon the occurrence of any additional or subsequent event or events). Such execution and delivery, or the occurrence of such transactions, shall not result in any increase in the contributions required to be made to any Company Employee Plan. No payment made or contemplated under any Company Employee Plan, or by the Company or any of its Subsidiaries, constituted, or would constitute, either (i) an "excess parachute payment" within the meaning of Section 280G of the Code or (ii) a payment which is not deductible by reason of Section 404 of the Code.

                  (i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received services from (i) any individual whom the Company or any of its Subsidiaries has treated as an independent contractor, but who should have been treated as a common-law employee, or (ii) any individual who is treated as a leased employee of the Company or any of its Subsidiaries under Section 414(n) of the Code, and who must be taken into account for purposes of determining whether any Company Employee Plan meets the requirements of Section 414(n)(3) of the Code which apply to such Company Employee Plan.

                  (j) Except for the adoption of (i) an amendment to the ESOP or
(ii) a plan amendment which is needed to bring the plan documents into conformity with statutory or regulatory changes enacted or promulgated in recent years and as to which the period referred to in Section 401(b) of the Code will not have ended prior to December 31, 2001, neither the Company nor any of its Subsidiaries is under any obligation (express or implied) to modify any Company Employee Plan, or to establish any new Employee Program. The Company or one of its Subsidiaries has expressly reserved to itself the right to amend, modify or terminate each Company Employee Plan (and any service or funding agreement or arrangement for each Company Employee

Plan), at any time without liability or penalty to itself (other than routine expenses). No Company Employee Plan requires the Company or any of its Subsidiaries to continue to employ any employee, director or officer, or to continue to use the services of any independent contractor. No Company Employee Plan has invested in (i) insurance or annuity Contracts issued by an insurance company with an A.M. Best Company, Inc. rating of claims-paying ability below A++ or (ii) except for any Company Employee Plan which constitutes an "employee stock ownership plan", within the meaning of Section 4975(e)(7) of the Code (an "ESOP"), any employer securities or employer real property.

                  (k) There has been no amendment, interpretation or announcement by the Company relating to any Company Employee Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the year ended December 31, 2000.

                  (l) No ERISA Affiliate has any unpaid material liability, fine, penalty or Tax with respect to any Employee Program for which the Company or any of its Subsidiaries could be liable.

                  (m) Since January 1, 1998, there have been no repricings, cancellations and regrants, or substitutions of any options to purchase Company Common Shares awarded under any Company Employee Plan.

                  Section 4.20 Investment Securities. Attached as Section 4.20 of the Disclosure Schedule are the reports regarding the stocks, bonds and other securities (the "Investment Securities") held in the Company's investment portfolio, each of which reports is true and complete as of the date indicated thereon. The Investment Securities were acquired by the Company and its Subsidiaries in the ordinary course of business. The acquisition and ownership by the Company and its Subsidiaries of the Investment Securities complies with all applicable insurance, trust and other Laws. The Company has good and valid title to all such Investment Securities shown as assets in the balance sheet included in the Company 10-Q (unless disposed of in the ordinary course of business after the date of such balance sheet), free and clear of all Liens except for restrictions in respect of deposits, statutory premium reserve requirements and statutory pledges with state regulatory authorities disclosed in the Company SEC Documents. None of the Company's Investment Securities are in default in the payment of principal or interest or dividends or are materially impaired. The NAIC Annual Convention Statements of the Company Insurance Subsidiaries contain a complete description of all securities of the Company Insurance Subsidiaries on deposit with each state insurance department as of December 31, 2000.

                  Section 4.21 Compliance with Laws. The Company and its Subsidiaries have all material licenses, permits and qualifications necessary to conduct their businesses and own their properties in each jurisdiction in which the Company or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required. The Company and its Subsidiaries have complied in all material respects with all Laws applicable to their businesses. The present use by the Company and its Subsidiaries of their respective properties, and the business conducted by the Company and its Subsidiaries, does not violate any such Laws, in each case except for such violations as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of violation of any Law or is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity which would affect any of their respective assets, properties or operations, except for such violations or defaults as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any investigation or review being undertaken by, or notice of any intention to conduct an investigation or review from, any Governmental Entity with respect to the Company or its Subsidiaries or any of their officers or employees (in their capacities as such), and, to the knowledge of the Company, no such investigation or review is threatened. To the knowledge of the Company, since January 1, 1996, the Company and its Subsidiaries have timely filed all insurance related reports and returns required by Law and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions.
Section 4.21 of the Company Disclosure Schedule indicates the most recent date of the last completed insurance regulatory examination and audit, regular or special, as the case may be, as to the Company and each of the Company Insurance Subsidiaries for the jurisdictions listed therein, and a copy of the most recent report of such examination has heretofore been delivered to Parent. There is no agreement or understanding between the Company or any of the Company Insurance Subsidiaries, on the one hand, and any regulatory authority, on the other hand, concerning the payment of dividends by the Company or such Company Insurance Subsidiary or the maintenance of any NAIC Insurance Regulatory Information System Ratio. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or agent of any of them, on behalf of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                  Section 4.22 Insurance Matters.

                  (a) Policy Forms; Rates; Other filings. Each form of insurance policy, policy endorsement or amendment, reinsurance Contract, application form and sales material issued by the Company Insurance Subsidiaries in any jurisdiction since December 31, 1999, was, as of its respective date of issuance, in compliance in all material respects with all applicable Laws and, to the extent required under applicable Law, has been approved (or has been submitted for approval, which is pending, or has been filed and not objected to within the period provided for objection), where required by the appropriate insurance regulatory authorities of such jurisdiction. Any premium rates with respect to insurance or reinsurance policies or Contracts currently issued by the Company and the Company Insurance Subsidiaries which are required to be filed with or approved by any Governmental Entity have been so filed or approved in accordance with applicable Law, and such premiums charged thereon conform thereto, except where the failure to file, obtain such approval or conform would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. Since December 31, 1999, the Company and the Company Insurance Subsidiaries have made all filings with statistical agents and rating organizations required by applicable regulatory authorities, except where the failure to make such filings would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

                  (b) Underwriting Management and Administration Agreements. All underwriting management and/or administration agreements entered into by the Company and any of the Company Insurance Subsidiaries as now in force are set forth in Section 4.22(b) of the Company Disclosure Schedule and, to the extent required under applicable Law, are in a form acceptable to applicable regulatory authorities (or have been submitted for approval which is pending, or have been filed and not objected to by such authorities within the period provided for objection), except where the failure to obtain such approval or make such filing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) Reinsurance and Retrocession.

                  (i) Section 4.22(c) of the Company Disclosure Schedule contains a true and complete list of all Contracts, treaties or arrangements entered into after December 31, 1990 (including any terminated or expired treaty or agreement under which there remains any outstanding liability with respect to paid or unpaid case reserves in an individual amount in excess of $200,000 regarding ceding or assumption of reinsurance, coinsurance, excess insurance, or retrocessions ("Reinsurance Contracts")) to which any of the Company Insurance Subsidiaries is a party or by or to which any of them are bound or subject, as each such Reinsurance Contract may have been amended, modified or supplemented. To the knowledge of the Company, each of the foregoing Reinsurance Contracts is a valid and binding obligation of the parties thereto, is in full force and effect and is enforceable in accordance with its terms. None of the Company Insurance Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default in any material respect with respect to any such Reinsurance Contract. There are no material disputes as to reinsurance or retrocessional coverage pending or, to the knowledge of the Company, threatened with respect to any such Reinsurance Contract. No such Reinsurance Contract contains any provision providing that any such other party thereto may terminate, cancel or commute the same by reason of the transactions contemplated by this Agreement.

                  (ii) Except as reflected on Schedule F of the Company Statutory Financial Statements, each of the Company Insurance Subsidiaries is entitled under applicable Law to take full credit in its Company Statutory Financial Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Company Insurance Subsidiaries and are properly reflected in the Company Statutory Financial Statements. To the knowledge of the Company, all such amounts recoverable by the Company or any of the Company Insurance Subsidiaries are fully collectible in due course. Neither the Company nor any of its Subsidiaries has received notice that any other party to any Reinsurance Contracts intends not to perform under any such Reinsurance Contracts, and, to the knowledge of the Company, the financial condition of any other party to any Reinsurance Contract pursuant to which the Company and its Subsidiaries have ceded any premiums is not impaired to the extent that a default thereunder is reasonably anticipated.

                  Section 4.23 Directors' and Officers' Insurance Policies. The Company does not have in effect any directors' and officers' insurance policies.

                  Section 4.24 Environmental Matters.

                  (a) To the knowledge of the Company, no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Law (as hereinafter defined). Except as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and (ii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities).

                  (b) For purposes of this Agreement, the term "Environmental Laws" means any international, national, provincial, regional, Federal, state, local, municipal and foreign Laws, judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, or chemicals, petroleum products, by-products or additives, asbestos, asbestos-containing material, polychlorinated biphenyl's, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

                  Section 4.25 Title to Property; Leases. The Company and its Subsidiaries have good, marketable and valid title to, or a valid leasehold interest in, or valid right under Contract to use, all of the real and tangible personal property purported to be owned by the Company or any of its Subsidiaries or used in or reasonably necessary for the conduct of their respective businesses, free and clear of all Liens (collectively, the "Company Assets"). The tangible Company Assets, taken as a whole, have been maintained in a reasonably prudent manner, are in good operating condition and repair (ordinary wear and tear excepted), and no maintenance with respect thereto has been deferred or delayed in a manner that is reasonably likely to have a Company Material Adverse Effect.

                  Section 4.26 Real Property. Section 4.26 of the Company Disclosure Schedule contains a description that is complete and accurate in all material respects of all real property and interests in real property owned by the Company or any of its Subsidiaries and all leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest that in any individual case involves the payment, pursuant to the terms of such lease, by or to the Company or any of its Subsidiaries, of more than $50,000 annually (collectively, "Real Property"). There are no persons other than the Company and its Subsidiaries in possession of any of the Real Property or any portion thereof and there are no Contracts granting to any person or persons other than the Company and its Subsidiaries the right of use or occupancy of any portion of the Real Property. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase Contract, or other instrument to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

                  Section 4.27 Absence of Bank, Savings and Loan or Investment Company Status. Neither the Company nor any of its Subsidiaries (i) is an "insured bank" or is eligible for Federal deposit insurance within the meaning of the Federal Deposit Insurance Act, as amended; (ii) is a "savings association" for purposes of the Regulations for Savings and Loan Holding Companies, 12 CFR Sections 583-584 and the Regulations for the Acquisition of Control of Savings Associations, 12 CFR Section 574; (iii) accepts deposits within the meaning of 12 U.S.C. Section 378; (iv) is a "bank" or a "bank holding company"; (v) owns or "controls" 5 percent or more of the voting securities of a "bank" or "bank holding company," as such terms are defined in the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder;
(vi) is regulated as a bank under the Laws of its jurisdiction of incorporation;
(vii) is a "savings and loan holding company"; (viii) "controls" any "savings association," as such terms are defined in 12 CFR Sections 574 and 583; (ix) has acquired by purchase or otherwise, or retains, more than 5 percent of the voting stock or shares of a "savings association" or "savings and loan holding company," as such terms are defined in 12 CFR Section 583; (x) is regulated as a savings and loan institution under the Laws of its jurisdiction of incorporation; or (xi) is, "controls," or is "controlled by" or acting on behalf of any Person that is, an "investment company" or "investment adviser" as such terms are defined in the Investment Company Act of 1940, as amended.

                  Section 4.28 Insurance Ratings. To the Company's knowledge, there is no reason to believe that (i) any rating from A.M. Best Company, Inc. held by the Company or any of its Subsidiaries or (ii) any financial strength rating by Standard & Poor's Ratings Group held by the Company or any of its Subsidiaries is or may be likely to be modified downward, qualified (other than in a positive way), lowered or placed under surveillance for a possible downgrade for any reason.

                  Section 4.29 Operation of OMV Business. All licenses, permits and qualifications issued by Governmental Entities with regard to the operation of the OMV

Business are set forth on Section 4.29 of the Company Disclosure Schedule. To the knowledge of the Company, Capitol Indemnity Corporation has all licenses, permits and qualifications necessary to conduct the OMV Business. Capital Indemnity Corporation has not had any license or qualification to conduct the OMV Business revoked or suspended or been involved in a proceeding to revoke or suspend any such license or qualification. Neither the Company nor any of its Subsidiaries has received notice of any investigation or review being undertaken by, or notice of any intention to conduct an investigation or review from, any Governmental Entity with respect to possible revocation or suspension of any license or qualification to conduct the OMV Business, and, to the knowledge of the Company, no such investigation or review is threatened. Since January 1, 1999, Capitol Indemnity Corporation has not received notice of violation of any Law applicable to the operation of the OMV Business. Neither the Company nor any of its Subsidiaries has received notice of any investigation or review being undertaken by, or notice of any intention to conduct an investigation or review from, any Governmental Entity with respect to the operation of the OMV Business and, to the knowledge of the Company, no such investigation or review is threatened.

                  Section 4.30 Aggregate Materiality. There are no events, situations, obligations or liabilities of the types described in this Article IV and excepted therefrom solely because individually they would not reasonably be likely to have a Company Material Adverse Effect which, in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

                  Section 4.31 Finders' Fees; Opinion of Financial Adviser.

                  (a) Except for Lazard Freres & Co. LLC, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company, the Surviving Corporation or any of their respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date hereof, the Company has provided to Parent true and correct information regarding fees payable to, and a copy of its written agreement with, Lazard Freres & Co. LLC.

                  (b) The Company has received the opinion dated the date hereof of Lazard Freres & Co. LLC addressed to the Board of Directors of the Company to the effect that, as of such date and subject to the exceptions stated therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares (other than Parent and its Affiliates), a copy of which opinion has been delivered to Parent.

                  Section 4.32 Required Vote; Board Approval.

                  (a) Assuming the accuracy of the representation and warranty made by Parent pursuant to Section 5.8 of this Agreement and compliance with the covenant made by Parent pursuant to Section 7.6 of this Agreement, the only vote of the holders of any class or series of capital stock of the Company required by Law to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote of the holders of two-thirds of the outstanding Company Common Shares to adopt and approve this Agreement and the Merger (the "Company Shareholder Approval").

                  (b) The Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

                  Section 4.33 State Takeover Statutes; No Rights Plan. The "business combination," "moratorium," "interested shareholder," "affiliated transaction," "control share" or other anti-takeover provisions of the WBCL and any regulations enacted thereunder consist solely of those set forth in Sections 180.1130, 180.1131, 180.1132, 180.1133, 180.1134, 180.1140, 180.1141, 180.1142,
1180.1143, 180.1144 and 180.1150 of the WBCL. To the knowledge of the Company, no other "business combination", "moratorium," "control share," "fair price," "interested shareholder," "affiliated transaction," or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby. Prior to the time that this Agreement was executed, the Board of Directors of the Company has taken all action required to be taken by it with regard to this Agreement and the transactions contemplated hereby in order to exempt this Agreement and the transactions contemplated hereby from the "business combination" provision set forth in Section 180.1141 of the WBCL, and accordingly, assuming the accuracy of the representation and warranty made by Parent pursuant to Section 5.8 of this Agreement and compliance with the covenant made by Parent pursuant to Section
7.6 of this Agreement, and further assuming that subsequent to the date hereof and prior to the date of the Company Shareholders Meeting, no Person acquires shares of Company Common Stock representing in excess of 20% of the voting power in the election of directors of the Company, (i) the restrictions contained in
Section 180.1141(1) of the WBCL do not and will not apply to the consummation of the Merger, (ii) the supermajority vote requirement set forth in Section
180.1131 of the WBCL does not and will not apply to the consummation of the Merger and (iii) the provisions of Section 180.1150 of the WBCL will not have the effect of reducing the voting power of any shares of Company Common Stock with regard to the vote by holders of the outstanding Company Common Shares to adopt and approve this Agreement and the Merger. The Company does not have a "shareholder rights plan" or other arrangement of similar effect.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB

                  Except as disclosed in the Parent Disclosure Schedule attached hereto, which Parent Disclosure Schedule identifies the Section (or if applicable, subsection) to which such exception relates, Parent and MergerSub jointly and severally represent and warrant to the Company that:

                  Section 5.1 Corporate Existence and Power. Each of Parent and MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all corporate powers required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of each of the restated certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of MergerSub, all as currently in effect.

                  Section 5.2 Corporate Authorization. Each of Parent and MergerSub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and MergerSub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of either of them, and no other corporate proceedings on the part of Parent or MergerSub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and MergerSub and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and MergerSub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerSub, enforceable against it in accordance with its terms.

                  Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and MergerSub of this Agreement, and the consummation by Parent and MergerSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Articles of Merger in accordance with the WBCL;
(ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) the filing of the applications and notices with applicable Commissioners of Insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder, in each case as listed on Exhibit C hereto (collectively, the "Parent Government Approvals"); provided, however, that no representation is made with respect to any of the foregoing that Parent, MergerSub or the Company may be required to obtain because of the specific legal or regulatory status of the Company or any other facts that specifically relate to Company or any business engaged in by the Company or any of its Subsidiaries.

                  Section 5.4 Non-Contravention. The execution, delivery and performance by each of Parent and MergerSub of this Agreement and the consummation by Parent and MergerSub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the restated certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of MergerSub, (ii) subject to receipt of the Parent Government Approvals, contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (iii) constitute a breach or default (an event which, with notice or lapse of time, or both, would constitute a breach or default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit or status to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries other than, in the case of each of clauses (ii), (iii) and (iv), any such items that would not, individually or in the aggregate, (x) be reasonably likely to have a Parent Material Adverse Effect or (y) prevent or materially impair the ability of Parent or MergerSub to consummate the transactions contemplated by this Agreement.

                  Section 5.5 Information to Be Supplied. The information to be supplied in writing by Parent expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 5.6 Finders' Fees. Except for Merrill Lynch & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                  Section 5.7 Financing. Parent has and at the Effective Time will have sufficient funds (i) to enable it to perform its obligations under this Agreement and any other agreements contemplated hereby, and (ii) to pay all of the related fees and expenses of Parent and MergerSub in connection with the foregoing.

                  Section 5.8 Ownership of Company Common Shares. Other than as a result of the execution and delivery of this Agreement and the Voting Agreements entered into by and between Parent and certain shareholders of the Company dated the date hereof pursuant to which such shareholders have agreed to vote their Company Common Shares in favor of adopting and approving this Agreement and the Merger, as of the date hereof, neither Parent, MergerSub, nor, to Parent's knowledge, any Affiliate of Parent is a "significant shareholder" of the Company as that term is defined in the WBCL.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

                  The Company agrees that:

                  Section 6.1 The Company Interim Operations. Except as set forth in Exhibit D hereto or as otherwise expressly contemplated hereby, without the prior written consent of Parent, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business only in the ordinary course consistent with past practice and use its commercially reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all licenses, approvals and authorizations, including, without limitation, all licenses and permits that are required by applicable Laws and Environmental Laws for the Company or any of its Subsidiaries to carry on its business, and (iii) preserve the existing relationships and goodwill with its key employees, its key agents, and its material customers. Without limiting the generality of the foregoing, except as set forth in Exhibit D hereto or as otherwise expressly contemplated hereby, from the date hereof until the Effective Time, without the prior written consent of Parent, the Company shall not, nor shall it permit any of its Subsidiaries to:

                  (a) amend its articles of incorporation or bylaws (or other comparable organizational documents);

                  (b) take any action with the intention or purpose of preventing or impairing the ability of the Company to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to (x) result in a failure of a condition to the obligations of Parent and MergerSub to consummate the Merger or (y) prevent or impair the ability of the Company, Parent or any of their Subsidiaries to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

                  (c) split, combine or reclassify any shares of capital stock of the Company or any Subsidiary of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any of its Subsidiaries, except for (i) regular quarterly cash dividends paid by the Company (having customary record and payment dates, not in excess of $0.08 per Company Common Share) and (ii) intercompany dividends paid by Subsidiaries of the Company to the Company in the ordinary course of business consistent with past practice and subject to the regulatory restrictions established by the Commissioner of Insurance for the State of Wisconsin;

                  (d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its or any of its Subsidiaries' capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than the issuance of Company Common Shares upon the exercise of stock options or pursuant to the express requirements of a Company Employee Plan in accordance with its present terms; (ii) except for the amendments of the agreements evidencing grants of Company Options contemplated by Section 3.3(b) hereof, amend in any respect any term of any outstanding security of the Company or any of its Subsidiaries or (iii) consent, including consent by the applicable committee, to any transfer of a Company Option;

                  (e) manage its Investment Securities other than in the ordinary course consistent with past practice;

                  (f) sell, lease, encumber or otherwise dispose of any assets, other than (i) in the ordinary course of business consistent with past practice and (ii) equipment and property no longer used in the operation of the Company's business;

                  (g) (i) amend, modify, terminate or enter into any Material Contract of the Company or any of its Subsidiaries or (ii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder, except, in the case of clause (ii), in the ordinary course of business consistent with past practice in the settlement of claims arising under Insurance Contracts;

                  (h) (i) except as required by Law, increase the amount of compensation of any director or officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, adopt any severance program or grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (iii) adopt or implement any employee retention program or other incentive arrangement not in existence on the date hereof, (iv) adopt any Employee Program that, had it been in effect on the date of this Agreement, would have been required to be set forth on Section 4.15(a) or Section 4.19(a) of the Company Disclosure Schedule,
(v) grant any awards under any Company Employee Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) except as may be expressly required by the present terms of an existing Company Employee Plan or an existing award granted pursuant thereto, or as required by Law, make or agree to make any contribution to, or payment in respect of, any such plan or award, or (vii) except as required by Law, amend in any respect any Company Employee Plan or any award granted pursuant thereto; provided that nothing in this Section 6.1(h) shall prohibit the Company from amending the agreements evidencing grants of Company Options in the manner contemplated by Section 3.3(b) hereof or from amending each Company Employee Plan which prior to the Effective Time constitutes an

ESOP in such manner as Parent shall reasonably request pursuant to Section 6.5 hereof; or

                  (i) agree or otherwise commit to do any of the foregoing.

Parent and MergerSub acknowledge and agree that any action described in clauses
(a) through (i) above which is taken by the Company or one of its Subsidiaries after receipt of the prior written consent of Parent shall not be deemed to constitute a violation or breach of any representation or warranty set forth herein.

                  Section 6.2 Company Shareholders Meeting. The Company shall cause a meeting of its shareholders (the "Company Shareholders Meeting") to be duly called and held for the purpose of obtaining the Company Shareholder Approval as promptly as practicable after the date hereof (taking into account the requirements of all applicable Laws). Except as expressly provided in this
Section 6.2, (i) the Company's Board of Directors shall submit this Agreement to the shareholders of the Company and shall recommend to its shareholders the approval and adoption of this Agreement and the Merger (the "Company Recommendation"), and (ii) the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations under this Section 6.2 to duly call and hold the Company Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or the withholding, withdrawal or modification by the Board of Directors of the Company Recommendation. The Board of Directors of the Company shall be permitted to (x) withhold the Company Recommendation or (y) withdraw or modify in a manner adverse to Parent the Company Recommendation, in each case only if the Board of Directors of the Company determines in its good faith judgment (after consulting with its outside legal counsel) that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law.

                  Section 6.3 Acquisition Proposals; Board Recommendation.

                  (a) The Company shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, financial advisers, attorneys, accountants and other advisers, representatives and agents (collectively, "Representatives") to cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its Representatives, directly or indirectly, to (i) solicit, initiate, facilitate or encourage (including by way of furnishing information) the submission, making or announcement of any Acquisition Proposal, (ii) initiate or engage in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the submission, making or announcement of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities or (iv) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated hereby; provided, however, that at any time before the Company Shareholder Approval is obtained, solely in response to an unsolicited bona fide written Acquisition Proposal that did not result from the breach of this Section
6.3 and following delivery to Parent of notice of such Acquisition Proposal in compliance with its obligations under Section 6.3(c) hereof, the Company may (i) furnish information to the party making the Acquisition Proposal, (ii) in response to an unsolicited bona fide written Acquisition Proposal, initiate and/or engage in discussions or negotiations regarding the Acquisition Proposal and/or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities to the third party making the Acquisition Proposal, but only if (x) the Board of Directors of the Company reasonably determines in its good faith judgment (A) after consulting with its outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law and (B) after consultation with a financial adviser of nationally recognized reputation, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (y) prior to furnishing any information to such Person, such Person shall have entered into a confidentiality agreement with the Company on terms no less favorable to the Company than the Confidentiality Agreement between the Company and Parent dated as of April 9, 2001 (the "Confidentiality Agreement").

                  (b) Unless the Company's Board of Directors has previously withheld, withdrawn, or is concurrently therewith withdrawing, the Company Recommendation, neither the Company's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company's shareholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(b) or elsewhere in this Agreement shall prevent the Company's Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Law.

                  (c) Within one day following the date of receipt by the Company or any of its Subsidiaries (or any of their respective directors, officers, agents or advisers) of any Acquisition Proposal, any inquiry or contacts concerning, or any request for information or for access to the properties, books or records of the Company or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal or indicates that it is considering making an Acquisition Proposal, the Company shall (i) notify Parent that a Person has made or may be considering making an Acquisition Proposal,
(ii) notify Parent of the identity of such Person and of the terms and conditions of such Acquisition Proposal, inquiry, contact, or request, and (iii) provide copies of any written materials received by the Company in respect of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal, inquiry, contact or request, and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such request, Acquisition Proposal or inquiry. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent.

                  (d) Upon notice and in accordance with the terms of Section
9.1 hereof, the Company may terminate this Agreement at any time before the Company Shareholder Approval is obtained if (i) the Company's Board of Directors shall have authorized the Company, subject to the terms and conditions of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal, (ii) the Company notifies Parent that it intends to enter into such agreement, specifying the material terms and conditions of such agreement and provides Parent with four Business Days (during which period of four Business Days the Company shall refrain from entering into such Agreement) to propose and agree to enter into a modification of this Agreement, (iii) the Company's Board of Directors has duly considered any proposals that Parent may make during the four Business Day period described in
(ii) above and the Company has fully cooperated with Parent during such four Business Day period (including, without limitation, by complying with Section 6.3(c) of this Agreement) and the Company, after consideration of any proposals made by Parent, determines in good faith that the Acquisition Proposal remains a Superior Proposal, (iv) Parent has received the Termination Fee (as hereinafter defined) contemplated by Section 9.3(b), and (v) the Company intends, in good faith, to enter into a definitive agreement to effect the Superior Proposal immediately following such termination.

                  Section 6.4 Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger or this Agreement without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and MergerSub to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

                  Section 6.5 Certain Tax and Company Employee Plan Matters. The Company shall, or shall cause its Subsidiaries to, prepare and file all Tax Returns of or including the Company and/or its Subsidiaries that are required to be filed (with extensions) on or before the Effective Time and shall pay all Taxes due with respect to such Tax Returns. All such Tax Returns will be made and filed by the Company and its Subsidiaries in a manner consistent with the prior practice of the Company and its Subsidiaries. The Company, prior to but effective as of the Effective Time, shall adopt such amendments to each Company Employee Plan which prior to the Effective Time constitutes an ESOP, in such manner as Parent shall reasonably request to convert such ESOP into a plan which is qualified under Section 401(a) of the Code but which is no longer an ESOP.

                  Section 6.6 Control of Operations. Nothing contained in this Agreement shall give Parent or MergerSub, directly or indirectly, the right to control or direct the operations of the Company or any of the Subsidiaries of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Subsidiaries of the Company.

                                  ARTICLE VII
                                 OTHER COVENANTS

                  Section 7.1 Indemnification, Exculpation and Insurance.

                  (a) Parent agrees to cause the Surviving Corporation to maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (collectively, the "Indemnified Parties") as provided in either (x) their respective articles of incorporation or bylaws (or comparable organizational documents) set forth in Section 4.1 of the Company Disclosure Schedule or Section 7.1 of the Company Disclosure Schedule and/or (y) the indemnification agreements in effect as of the date hereof set forth in Section 7.1 of the Company Disclosure Schedule, copies of which have been delivered to Parent. In the event that, prior to the Effective Time, the Company presents to Parent a proposal for the purchase of a policy for directors' and officers' insurance covering actions of directors and officers prior to the Effective Time, Parent agrees to consider approval of such proposal, provided that (i) the aggregate cost to be incurred by the Company in connection with the purchase of such policy does not exceed $100,000 and (ii) neither Parent nor the Surviving Corporation shall have any obligation to procure any such policy subsequent to the Effective Time. To the extent that Parent approves in writing a proposal for the purchase of directors' and officers' insurance as contemplated by the preceding sentence of this Section 7.1(a), the existence of such policy at the Effective Time shall not be deemed to constitute a violation or breach of any representation or warranty set forth herein.

                  (b) This Section 7.1 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                  (c) The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and his or her heirs and legal representatives.

                  Section 7.2 Reasonable Best Efforts. Subject to the terms and conditions hereof, each party agrees that it will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including, without limitation, (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and obtaining as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any

Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, orders, registrations, permits and authorizations (including, without limitation, making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable), and (iii) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Nothing in this Section 7.2 shall require or be construed to require Parent or any of its Subsidiaries to sell, license, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, license, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Company, Parent or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

                  Section 7.3 Certain Filings; Cooperation in Receipt of
Consents.

                  (a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a preliminary Proxy Statement. The Company shall give Parent a reasonable opportunity to review and comment on the Proxy Statement, and any revision, amendment or supplement thereto, prior to filing or transmission of such material to the SEC, and shall not so file or transmit any such material to which Parent reasonably objects. The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable (taking into account the requirements of all applicable Laws) and, if necessary, after the Proxy Statement shall have been so mailed, to promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for revision or amendment of the Proxy Statement or comments thereon or requests by the SEC for additional information, and shall provide Parent with an opportunity to review and comment on any responses to such comments or requests prior to filing with, or transmission of such material to, the SEC, and shall not so file or transmit any such material to which Parent reasonably objects. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify Parent or the Company, as the case may be, and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such amendment or supplement to Shareholders of the Company. The Company shall not mail to its shareholders any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                  (b) The Company and Parent shall cooperate with one another in
(i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated hereby and
(ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Each party shall permit the other party to review, in advance of any filing or submission, and comment on any communication proposed to be filed or submitted by it with, and shall consult with each other in advance of any hearing, meeting or conference with, any Governmental Entity, A.M. Best, Standard & Poor's, Moody's or other rating agency, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such hearings, meetings and conferences, in each case in connection with the transactions contemplated hereby.

                  Section 7.4 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange or the Nasdaq, will not issue any such press release or make any such public statement prior to such consultation.

                  Section 7.5 Access to Information; Notification of Certain Matters.

                  (a) From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisers, auditors and other authorized representatives full access at all reasonable times upon reasonable advance notice to their respective offices, properties, books and records, Contracts, accountants, actuaries, management and consultants, (ii) promptly furnish or make available to Parent, its counsel, financial advisers, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisers, auditors and other authorized representatives to cooperate with the reasonable requests of Parent in its investigation. Any investigation pursuant to this Section 7.5(a) shall be conducted in such manner so as not to interfere unreasonably with the conduct of the business of the Company. All such information shall be governed by the terms of the Confidentiality Agreement. No information or knowledge obtained in any review or investigation made by Parent to the date hereof or pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

                  (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

                  (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby;

                  (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (iii) the existence of any event, circumstances or fact which would be reasonably likely to (x) cause any representation or warranty contained in this Agreement to be inaccurate or untrue in any material respect, (y) cause any condition to Closing contained in this Agreement to be incapable of being satisfied, or (z) result in a Material Adverse Effect on such party;

                  (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by such party pursuant to this Agreement; and

                  (v) any actions, suits, claims, investigations or proceedings commenced or, to its best knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed on Section 4.16 of the Company Disclosure Schedule, or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 7.5(b) shall not modify the representations, warranties, Disclosure Schedules, covenants, agreements or conditions set forth herein or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 7.6 Certain Matters. Parent agrees that, without the prior written consent of the Company, from the date hereof until the Effective Time, (i) Parent will not purchase any shares of Company Common Stock and (ii) Parent will not otherwise become the "beneficial owner" (within the meaning of Section 180.1130 of the WBCL) of any shares of Company Common Stock.

                  Section 7.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

                  Section 8.1 Conditions to the Obligations of Each Party. The obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) the Company Shareholder Approval shall have been obtained;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated; and

                  (c) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger, and there shall be no pending or threatened suit, action or proceeding by any such Governmental Entity that seeks to restrain, enjoin or otherwise prohibit consummation of the Merger.

                  Section 8.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) each of Parent and MergerSub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true and correct, and those that are not so qualified shall have been true and correct in all material respects, in each case, when made and at and as of the Effective Time as if made at and as of the Effective Time (except (x) to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct, or true and correct in all material respects, as the case may be, as of such date and (y) for such inaccuracies that would not be reasonably likely to prevent or materially impair the ability of Parent or MergerSub to consummate the Merger), and (iii) the Company shall have received a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent on behalf of Parent to the foregoing effect; and

                  (b) the parties shall have obtained or made all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 and Section 5.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would be reasonably likely to prevent or materially impair the consummation of the Merger.

                  Section 8.3 Conditions to the Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

                  (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall have been true and correct, and those that are not so qualified shall have been true and correct in all material respects, in each case, when made and at and as of the Effective Time as if made at and as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct, or true and correct in all material respects, as the case may be, as of such date), and (iii) Parent shall have received a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company to the foregoing effect;

                  (b) the parties shall have obtained or made all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 and Section 5.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

                  (c) (i) except as disclosed in the Company Disclosure Schedule, since December 31, 2000, there shall not have occurred any change in the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) Parent shall have received a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company on behalf of the Company to the foregoing effect;

                  (d) there shall be no suit, action or proceeding pending or threatened by a Governmental Entity seeking to restrain, enjoin, prohibit or restrict the Merger or which would materially and adversely affect the benefits which Parent could reasonably expect to derive from the Merger;

                  (e) no action or proceeding before any court or regulatory authority instituted by any Person other than a Governmental Entity which seeks to prevent or delay the consummation of the Merger or which would materially and adversely affect the benefits which Parent could reasonably expect to derive from the Merger shall be pending;

                  (f) all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section
4.3 and Section 5.3 shall have been obtained, made or given and shall be in full force and effect, without the imposition upon the Parent, the Company or its Subsidiaries, or any of their respective Affiliates, of any material condition, restriction or required undertaking or any conditions or restrictions which, individually or in the aggregate, would be reasonably likely to (i) materially impair or interfere with the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (ii) cause Parent or Merger Subsidiary to incur any material additional costs, or
(iii) impair or interfere with the ability of any Affiliate of the Parent to conduct its business substantially in the manner as such business is now being conducted if such impairment or interference, individually or in the aggregate, is material to the business of the Parent and its Subsidiaries taken as a whole;

                  (g) (i) all consents and approvals shall have been obtained except for consents and approvals the failure of which to be obtained would not be reasonably likely, individually or in the aggregate, to materially impair or interfere with the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses substantially in the manner as such businesses are now being conducted or otherwise have a Company Material Adverse Effect, and (ii) to the extent that consents are required to be obtained pursuant to clause (i), Parent shall have received written evidence reasonably satisfactory to Parent that all such consents and approvals have been obtained;

                  (h) Parent and MergerSub shall have received an opinion letter from Foley & Lardner, special counsel to the Company, dated the Closing Date, which opinion shall be reasonably satisfactory in form and substance to Parent and MergerSub and shall address the matters set forth on Exhibit E attached hereto;

                  (i) as of the Closing Date, each of the Company Insurance Subsidiaries shall hold the same rating from A.M. Best Company, Inc. and the same financial strength rating by Standard & Poor's Ratings Group held on the date hereof (the "Original Ratings"); as of the Closing Date, neither Rating Agency shall have downgraded or modified downward the Original Rating held by any of the Company Insurance Subsidiaries; with regard to the ratings assigned by A.M. Best Company, Inc., none of the Original Ratings held by the Company Insurance Subsidiaries shall have been assigned a negative outlook which assignment of negative outlook remains in effect as of the Closing Date; with regard to the ratings assigned by Standard & Poor's Ratings Group, none of the Original Ratings held by any of the Company Insurance Subsidiaries shall have been placed on CreditWatch with developing or negative implications or assigned a negative outlook which CreditWatch with developing or negative implications or assignment of negative outlook remains in effect as of the Closing Date; and neither the Company nor any of the Company Insurance Subsidiaries shall have received any notice from a Rating Agency that a downgrade of any rating held by any of the Company Insurance Subsidiaries is being contemplated which notice has not been withdrawn prior to the Closing Date; provided, however, that the obligation of Parent and MergerSub to consummate the Merger shall not be affected by a failure of the condition set forth in this Section 8.3(i) to the extent that (x) A.M. Best Company, Inc. and/or Standard & Poor's Ratings Group shall have reversed a downgrade or downward modification of an Original Rating and restored the Original Rating prior to the Closing Date or (y) A.M. Best Company, Inc. and/or Standard & Poor's Ratings Group advise that the downgrade would be reversed and the Original Ratings would be restored, or that the action regarding a possible or contemplated downgrade would be terminated, or the CreditWatch with developing or negative implications or assignment of a negative outlook would be terminated, upon a contribution by Parent after the Effective Time to the capital of the affected Company Insurance Subsidiaries in an amount not exceeding $6,200,000 in the aggregate;

                  (j) the holders of at least 90% of the outstanding Company Options listed in Section 3.3(b) of the Company Disclosure Schedule shall have consented to the amendment of the terms of the agreements pursuant to which such Company Options were granted as contemplated by Section 3.3(b); and

                  (k) the Employment Agreement shall be in full force and effect; provided, however, that the obligation of Parent and MergerSub to consummate the Merger shall not be affected by a failure of the condition set forth in this Section 8.3(k) to the extent that the Employment Agreement is not in full force and effect as a result of the death or disability of the Executive.

                                   ARTICLE IX
                                   TERMINATION

                  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 9.1(a)), whether before or after the Company Shareholder Approval shall have been obtained:

                  (a) by mutual written agreement of Parent and the Company;

                  (b) by either Parent or the Company, if

                  (i) the Merger shall not have been consummated by January 21, 2002 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to occur on or before the End Date;

                  (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or MergerSub from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, such Law, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such Law, judgment, injunction, order or decree; or

                  (iii) at the Company Shareholders Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained.

                  (c) by the Company, (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or MergerSub set forth in this Agreement shall have occurred which would cause the condition set forth in Section 8.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date or (ii) as contemplated by
Section 6.3(d); or

                  (d) by Parent, (i) if the Company's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner materially adverse to Parent, (B) recommended any Acquisition Proposal to the Company's shareholders, and/or (C) failed to make the Company Recommendation; (ii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 8.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (iii) if the Company terminates this Agreement pursuant to Section 9.1(c)(ii) of this Agreement.

                  Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 (including any such termination by way of Section 9.1(c)(ii)), there shall be no liability or obligation on the part of Parent or the Company, or any of their respective officers, directors, shareholders, agents or Affiliates under this Agreement, except (a) as set forth in Section 9.3, (b) the provisions of Section 9.2, Section 9.3 and Article X of this Agreement and the provisions of the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (c) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved of or released from any liabilities or damages arising out of its willful and material breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to termination of this Agreement.

                  Section 9.3 Termination Fee and Expenses.

                  (a) Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as set forth in this Section 9.3.

                  (b) The Company shall pay Parent the Termination Fee (as hereinafter defined) if this Agreement is terminated as follows:

                  (i) if (w) this Agreement is terminated pursuant to Section 9.1(b)(iii) (provided that, prior to the relevant Company Shareholder Meeting, an Acquisition Proposal shall have been publicly announced) or
         Section 9.1(d)(ii) (provided that the breach or failure to perform giving rise to the termination of the Agreement by Parent is a willful and material breach or failure to perform by the Company), (x) at any time after the date of this Agreement and prior to the date this Agreement is terminated, an Acquisition Proposal shall have been publicly announced, and (y) within twelve months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a transaction similar to an Acquisition Proposal or any such transaction with respect to the Company is consummated; or

                  (ii) if this Agreement is terminated pursuant to Section 9.1(c)(ii), Section 9.1(d)(i) or Section 9.1(d)(iii).

                  (c) "Termination Fee" means a non-refundable fee equal to the sum of (i) $4.5 million and (ii) all actual and documented expenses (not to exceed $1.5 million) incurred by or on behalf of Parent and MergerSub in connection with the proposed Merger, this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel, accountants, and financial advisers).

                  (d) The Termination Fee required to be paid pursuant to
Section 9.3(b) shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Section 9.1(c)(ii). Any other payment of the Termination Fee required to be made pursuant to Section 9.3(b) shall be made not later than two Business Days after (i) the consummation of a Business Combination with the Company, in the case of a termination of this Agreement pursuant to Section 9.1(b)(i), Section 9.1(b)(iii) or Section 9.1(d)(ii), or (ii) the termination of this Agreement pursuant to Section 9.1(d)(i) or (iii).

                  (e) Notwithstanding anything herein to the contrary, the Company shall not be required to pay a Termination Fee to Parent if Parent is in material breach of this Agreement.

                                   ARTICLE X
                                  MISCELLANEOUS

                  Section 10.1 Notices. Except as otherwise expressly set forth in Section 6.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Parent, to:

                         Alleghany Corporation
                         375 Park Avenue
                         New York, New York 10152
                         Attention:  Robert M. Hart, Esq.
                                       Senior Vice President, General
                                       Counsel and Secretary
                         Facsimile: (212) 759-8149
                  with a copy to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, New York 10019
                         Attention:  Aileen C. Meehan, Esq.
                         Facsimile: (212) 259-6333

                  if to the Company, to:

                         Capitol Transamerica Corporation
                         4610 University Avenue
                         Madison, Wisconsin  53705
                         Attention:  George Fait
                                       Chairman and President
                         Facsimile: (608) 231-0067

                  with a copy to:

                         Foley & Lardner
                         Firstar Center
                         777 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-5367
                         Attention: Patrick G. Quick, Esq.
                         Facsimile: (414) 297-4900

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective upon receipt.

                  Section 10.2 Survival of Representations, Warranties and Covenants after the Effective Time. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles II and III and Sections 7.1, 7.6, 10.2, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 shall survive the Effective Time.

                  Section 10.3 Amendments; No Waivers.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any applicable Law.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

                  Section 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

                  Section 10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware without reference to its principles of conflicts of laws, except to the extent that the laws of the State of Wisconsin are mandatorily applicable hereto.

                  Section 10.6 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures on each counterpart were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Except as set forth in Section 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  Section 10.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any other Delaware State court (and in the appropriate appellate courts), and each of the parties hereby (i) consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees not to bring any action related to this Agreement or the transactions contemplated hereby in any other court (except to enforce the judgment of such courts). Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

                  Section 10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 10.10 Entire Agreement. This Agreement (together with the Disclosure Schedules, exhibits, agreements and other documents delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. Any fact or item disclosed by the Company or Parent, as applicable, on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      ALLEGHANY CORPORATION
Attest:


/s/ Robert M. Hart                    By  /s/ John J. Burns, Jr.
------------------------------            -------------------------------------
                                          Name:  John J. Burns, Jr.
                                          Title:  President and chief executive
                                                      officer

                                      ABC ACQUISITION CORP.
Attest:


/s/ Robert M. Hart                    By  /s/ David B. Cuming
------------------------------            -------------------------------------
                                          Name:  David B. Cuming
                                          Title:  President and Treasurer

Attest:                               CAPITOL TRANSAMERICA CORPORATION



 /s/ Jane F. Endres                   By  George A. Fait
------------------------------            -------------------------------------
                                          Name: George A. Fait
                                          Title: President